We hereby consent to the use of our report dated March 22, 2002, relating to the financial statements of NoMatterWare, Inc. (formerly Cactus Spina, Inc.) for the period ended December 31, 2001 contained in this annual report on Form 10-KSB.

/s/ Grant Thornton LLP

Chartered Accountants

Calgary, Alberta, Canada

April 15, 2002